Exhibit 4.4

                                   Stock Option Agreement Between
                                   the Registrant and Joel Schatz


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                                [SFMT Letterhead]

TO:               Joel Schatz

FROM:             Thomas M. Davidson

DATE:             November 6, 1991

SUBJECT:          Board of Directors Compensation Committee Action

                  On November 5, 1991, the SFMT Compensation Committee of the Board of Directors met and approved the following actions on your behalf:

                  1. Salary Increase - Retroactive to November 1, 1991, your salary will be increased from $84,000 to $92,400 per annum, with the first installment payable on November 30, 1991.

                  2. Bonus Payment - On November 30, 1991, you will be issued a $10,000 bonus payment (less applicable taxes) in partial recognition of your contributions to SFMT.

                  3. Stock Options - The Committee awarded you 33,500 stock options exercisable at $0.80 per share, as follows:

                  Date                      Number of Shares
                  ----                      ----------------
                  12/31/91                  11,170
                  12/31/92                  11,170
                  12/31/93                  11,160

                  4. Benefits Owed and Payable at Death - SFMT acknowledges that any funds or commitments unfulfilled in the event of your death will be conveyed to your heirs.

                  The Committee has authorized the Company's secretary to circulate to all SFMT shareholders for a vote a formal stock option plan at the earliest possible date. Upon confirmation of the plan, stock certificates will be available upon exercise of your shares.

                  Please let me know if you have any questions with respect to any of the above actions of the Compensation Committee.

                                   Cordially,
                                   /s/ Thomas M. Davidson
                                   [Thomas M. Davidson
                                   President and Chief
                                         Executive Officer]